UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
June 30, 2014

CHEMED CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-8351	31-0791746
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2600 Chemed Center, 255 East 5th Street, Cincinnati, OH 45202
(Address of principal executive offices)                             (Zip Code)

Registrant's telephone number, including area code:
(513) 762-6900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240-14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4 (c) under Exchange Act (17 CFR 240-13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 30, 2014, Chemed Corporation ("we") entered into a new senior secured credit facility pursuant to a Third Amended and Restated Credit Agreement with JPMorgan Chase Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, U.S. Bank National Association as documentation agent and the other lenders party thereto (the “Third Amended and Restated Credit Agreement") to replace our existing facility.  The Third Amended and Restated Credit Agreement includes a $350 million revolving credit facility, a $100 million amortizable term loan and a $50 million expansion feature, which may consist of term loans or additional revolving commitments. The revolving credit facility has a five-year maturity with principal payments due at maturity.

 The term loan facility also has a five-year maturity.  Specified principal payments are due quarterly with the outstanding balance due at maturity. Interest on both the revolving credit facility and the term facility is payable quarterly at a floating rate equal to our choice of various indexes plus a specified margin based on our leverage ratio. The interest rate at the inception of the agreement is LIBOR plus 1.25%.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth above under Item 1.01 is hereby incorporated by reference into this item 2.03

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

10.1	Third Amended and Restated Credit Agreement by and among Chemed Corporation, JP Morgan Chase Bank, National Association and other lenders thereto as of June 30, 2014, exhibits and schedules thereto.

99.1	Press Release, dated July 1, 2014, of Chemed Corporation, announcing entry into the Second Amended and Restated Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEMED CORPORATION

Date: July 2, 2014	By:	/s/ Arthur V. Tucker Jr.
	Name:	Arthur V. Tucker, Jr.
	Title:	Vice President and Controller